Exhibit 5.2

May 5, 2016

Board of Directors

Dollar Tree, Inc.

500 Volvo Parkway

Chesapeake, VA 23320

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Dollar Tree, Inc., a Virginia corporation (the “Company”), and to the Guarantors (as herein defined) and are delivering this opinion letter in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration under the Securities Act of the offering and issuance by the Company and certain subsidiaries of the Company who will act as guarantors (the “Guarantors”) of (i) $750,000,000 aggregate principal amount of 5.250% Notes due 2020 (the “2020 Exchange Notes”), guaranteed by the Guarantors (the “2020 Guarantees”), to be offered by the Company and the Guarantors in exchange for a like principal amount of the Company’s issued and outstanding 5.250% Notes due 2020 (the “2020 Outstanding Notes”), and (ii) $2,500,000,000 aggregate principal amount of 5.750% Notes due 2023 (the “2023 Exchange Notes,” and, together with the 2020 Exchange Notes, the “Exchange Notes”) guaranteed by the Guarantors (the “2023 Guarantees,” and, together with the 2020 Guarantees, the “Guarantees”), to be offered by the Company and the Guarantors in exchange for a like principal amount of the Company’s issued and outstanding 5.750% Notes due 2023 (the “2023 Outstanding Notes,” and, together with the 2020 Outstanding Notes, the “Outstanding Notes”).  This opinion letter is provided at the request of the Company pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K of the Commission.

The 2020 Exchange Notes and the related 2020 Guarantees are to be issued under the existing indenture, dated as of February 23, 2015, as supplemented to date (the “2020 Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).  The 2023 Exchange Notes and the related 2023 Guarantees are to be issued under the existing indenture, dated as of February 23, 2015, as supplemented to date (the “2023 Indenture” and, together with the 2020 Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein expressed, we have examined (i) the Registration Statement, (ii) the Indentures, (iii) certificates of public officials and of representatives of the Company and the Guarantors, and (iv) such corporate proceedings, records, and documents as we have considered necessary for the purposes of this opinion letter.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons who have executed such documents, the

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authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that statements regarding matters of fact in certificates, records, agreements, instruments and documents that we have examined are accurate and complete.  We also have assumed that (i) the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legal, valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their respective terms, (ii) the Registration Statement will have become effective under the Securities Act, and the Indentures will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees will have been duly executed, authenticated and delivered in accordance with the provisions of the Indentures and issued in exchange for the Outstanding Notes pursuant to, and in accordance with the terms of, the exchange offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.                                      The Company is validly existing as a corporation and in good standing under the laws of the Commonwealth of Virginia.

2.                                      Each Guarantor is validly existing as a corporation, limited liability company or limited partnership, as applicable, under the laws of its jurisdiction of organization.

3.                                      Each of the Company and the Guarantors has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute, deliver and perform its obligations under the Exchange Notes and the Guarantees.

4.                                      The Exchange Notes and the Guarantees have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, on behalf of each of the Company and the Guarantors.

The opinions set forth above are limited in all respects to matters of the laws of the Commonwealth of Virginia and the State of North Carolina, the Delaware General Corporation Law and applicable federal law of the United States of America, in each case as in effect on the date hereof.  Our opinions are expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinions to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring.  Our opinions are limited to the matters expressly stated herein; no further opinion is implied or may be inferred beyond such matters.

We hereby consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein.  We also consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN